     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 2001


                                     REGISTRATION NO. 333-64934 AND 333-64934-01
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

          TEAM FINANCIAL, INC.          TEAM FINANCIAL CAPITAL TRUST I
            (Exact name of Co-Registrants as Specified in Charters)

                 KANSAS                                    6719
                 DELAWARE
      (State or other jurisdiction             (Primary Standard Industrial
       (State or other jurisdiction
   of incorporation or organization)           Classification Code Number)
    of incorporation or organization)

                         48-1017164
    APPLIED FOR
          (I.R.S. Employer Identification Number)                      (I.R.S.
Employer Identification Number)


ROBERT J. WEATHERBIE
                                                                  CHIEF
EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD

TEAM FINANCIAL, INC.
                  8 WEST PEORIA, SUITE 200                                     8
WEST PEORIA, SUITE 200
                    PAOLA, KANSAS 66071
PAOLA, KANSAS 66071
                       (913) 294-9667
   (913) 294-9667
    (Address, Including Zip Code, and Telephone Number,       (Name, Address,
Including Zip Code, and Telephone Number,
                         Including                                  Including
Area Code, of Agent for Service for
 Area Code, of Co-Registrants' Principal Executive Offices)
  Co-Registrants)

                                   Copies to:

                   REID A. GODBOLT, ESQ.
MATTHEW C. BOBA, ESQ.
                   DAVID A. THAYER, ESQ.
 STATHY DARCY, ESQ.
                    JONES & KELLER, P.C.
 CHAPMAN AND CUTLER
                     WORLD TRADE CENTER
111 WEST MONROE STREET
                 1625 BROADWAY, 16TH FLOOR
CHICAGO, ILLINOIS 60603
                   DENVER, COLORADO 80202
   (312) 845-3000
                       (303) 573-1600

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [X]
                             ---------------------

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
-----------------------------------------------
--------------------------------------------------------------------------------
-----------------------------------------------

  PROPOSED         PROPOSED

  MAXIMUM          MAXIMUM        AMOUNT OF
             TITLE OF EACH CLASS OF SECURITIES                  AMOUNT TO BE
OFFERING PRICE     AGGREGATE      REGISTRATION
                      TO BE REGISTERED                         REGISTERED(1)
  PER UNIT      OFFERING PRICE      FEE(2)
--------------------------------------------------------------------------------
-----------------------------------------------
  % Cumulative Trust Preferred Securities of Team Financial      1,552,500
  Capital Trust I...........................................     securities
   $10.00        $15,525,000       $3,882*
--------------------------------------------------------------------------------
-----------------------------------------------
  % Subordinated Debentures of Team Financial, Inc.(3)(4)...         --
     --               --              --
--------------------------------------------------------------------------------
-----------------------------------------------
Guarantee of Preferred Securities(3)(5).....................         --
     --               --              --
--------------------------------------------------------------------------------
-----------------------------------------------
--------------------------------------------------------------------------------
-----------------------------------------------

(1) Includes 202,500 securities which may be sold by Team Financial Capital Trust I to cover over-allotments.
(2) The registration fee is calculated in accordance with Rule 457(i) and (n).
(3) This Registration Statement is deemed to cover the   % subordinated
    debentures due 2031 of Team Financial, Inc., the rights of holders of the debentures under the indenture, and the rights of holders of the preferred securities under the trust agreement, the guarantee and the expense agreement.
(4) The   % subordinated debentures due 2031 will be purchased by Team Financial
    Capital Trust I with the proceeds of the sale of the preferred securities. The debentures may later be distributed for no additional consideration to the holders of the preferred securities of Team Financial Capital Trust I upon its dissolution and the distribution of its assets.
(5) No separate consideration will be received for the guarantee.
 *  Previously paid.
                             ---------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses payable in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of such expenses will be paid by Team Financial, Inc.. All amounts shown are estimates, except the SEC registration fee, the NASD filing fee and Nasdaq listing fees:

SEC registration fee........................................  $  3,882
NASD filing fee.............................................     2,053
Nasdaq listing fee..........................................    35,000
Trustees' fees..............................................    15,000
Printing and mailing expenses...............................   110,000
Fees and expenses of counsel................................   175,000
Accounting and related expenses.............................   100,000
Miscellaneous...............................................    19,065
                                                              --------
          Total.............................................  $460,000
                                                              ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors, officers, employees and agents of Team and/or the subsidiary banks may be entitled to benefit from the indemnification provisions contained in the Kansas General Corporation Code (the "KGCC"), Team's Articles of Incorporation and certain indemnification provisions. The general effect of these provisions is summarized below:

     Section 17-6305 of the KGCC permits a Kansas corporation to indemnify any person who was or is a party or is threatened to be made a party to any suit, action or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, or other enterprise. Such indemnification may be against expenses, including attorneys' fees, judgments, fines and other amounts in connection with such proceeding. Indemnification is available if such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, or, with respect to any criminal action or proceeding, such person had no reasonable cause to believe that the conduct was unlawful. Unless a court of competent jurisdiction otherwise orders, indemnification is not available in connection with a proceeding by or in the right of the corporation if the person is adjudged liable to the corporation. A corporation is required to indemnify a director or officer who is successful on the merits or otherwise in the defense of any such proceeding. Expenses (including attorneys' fees) incurred by a director, officer, employee or agent of the corporation in defending any such proceeding may be advanced by the corporation before the final disposition if such person furnishes an undertaking to repay such advances if it is ultimately determined that such person is not entitled to be indemnified. Before a corporation may indemnify or advance expenses to a person under these provisions, the board of directors (excluding any directors who are parties to such a proceeding), independent legal counsel appointed by the board of directors, or the shareholders must provide authorization. A corporation may purchase insurance against any liability of individuals for whom the corporation may provide such indemnification. The indemnification and advancement of expenses authorized by the KGCC is not exclusive of any other rights that such persons may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     Article Eleventh of Team's Restated and Amended Articles of Incorporation provides powers to indemnify and make advances to any person, or such person's estate, in connection with any threatened, pending or completed action, suit or proceeding that such person is involved in due to their capacity as a director, officer, employee or agent of Team or any other entity in which they were serving at the request of Team.

     The Amended and Restated Trust Agreement will provide for indemnification of the Delaware Trustee and each of the administrative trustees by Team Financial, Inc. against any loss, damage, claims, liability, penalty or expense of any kind incurred by the trustees in connection with the performance of their duties or powers under the agreement in a manner reasonably believed by the trustee to be within the scope of its authority under the agreement, except that none of these trustees will be so indemnified for any loss, damage or claim incurred by reason of such trustee's gross negligence, bad faith or willful misconduct. Similarly, the agreement provides for indemnification of the Property Trustee, except that the Property Trustee is not indemnified from liability for its own negligent action, negligent failure to act or willful misconduct. Under the agreement, Team Financial, Inc. agrees to advance those expenses incurred by any trustee in defending any such claim, demand, action, suit or proceeding.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     All issuances of common stock discussed below have been adjusted to reflect the five-for-one stock split made by Team in December 1998.

     From July 1998 through June, 2001, Team issued 15,799 shares of its common stock pursuant to Team's Employee Stock Purchase Plan. Sales were only made to eligible employees of Team or its subsidiaries who elected to participate in the plan. The sales were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Rule 701 and
Section 4(2). Also, in establishing the exemption, pertinent investment information was made available to participants in the plan and Team received representations of intent to acquire the securities for investment purposes and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

     In 1998 through June 2001, Team issued 8,478 shares of its common stock to certain executive officers of Team and its subsidiaries who elected to take such shares in lieu of a cash bonus. The sales were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to
Section 4(2).

     In September 1998, Team issued 67,810 shares of its common stock as part of an exchange with all holders (eight persons) of Team's MERN Preferred Stock. At the same time, Team also sold 31,995 shares of its common stock to three investors in a private offering. No underwriters or broker-dealers were involved in the exchange offering or sale to the singular investor. The issuances were made in transactions exempt from the registration requirements of Section 5 of the Securities Act, pursuant to Section 4(2). With regard to Team's reliance upon such exemption, it made certain inquiries to establish that such exchange qualified for the exemption. In particular, Team received written representations from each person, among other things, that he or she was an experienced and sophisticated investor not in need of the protection afforded investors by the Securities Act and that he or she had made available all information necessary in order to make an informed investment decision to exchange the securities. Team further obtained a representation from each person of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities.

     In December 1999, Team issued a total of 278,245 shares of its common stock to 15 persons in connection with the acquisition of ComBankshares, Inc. No underwriters or broker-dealers were involved in the acquisition or private placement transaction. The issuance was made in transactions exempt from the requirements of Section 5 of the Securities Act, pursuant to Section 4(2) thereof. With regard to Team's reliance upon such exemption, it made appropriate inquiries to establish that such issuances qualified for the exemption. Team further obtained a representation from each purchaser of his or her intent to acquire the securities for purposes of investment only and not with a view toward any distribution or public resale, and each of the certificates representing the securities has been embossed with a restrictive legend restricting transfer of the securities. Stock transfer instructions were posted with Team's transfer agent.

     In December of 2000, Team contributed 45,400 shares of its common stock to its Employee Stock Ownership Plan as part of Team's annual contribution to the Plan. The issuance was made in a transaction exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2).

ITEM 16. EXHIBITS.

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
          1.1            -- Form of Underwriting Agreement.(1)
          2.1            -- Acquisition Agreement and Plan of Merger dated
October 1,
                            1999 among Team Financial, Inc., Team Financial
                            Acquisition Subsidiary, Inc., and ComBankshares,
Inc.(2)
          3.1            -- Restated and Amended Articles of Incorporation of
Team
                            Financial, Inc.(3)
          3.2            -- Amended Bylaws of Team Financial, Inc.(3)
          4.1            -- Form of Indenture.(1)
          4.2            -- Form of Subordinated Debenture (included as Exhibit
A to
                            Exhibit 4.1).(1)
          4.3            -- Certificate of Trust.(1)
          4.4            -- Trust Agreement.(1)
          4.5            -- Form of Amended and Restated Trust Agreement.(1)
          4.6            -- Form of Preferred Securities Certificate (included
as
                            Exhibit D to Exhibit 4.5).(1)
          4.7            -- Form of Preferred Securities Guarantee Agreement.(1)
          4.8            -- Form of Agreement as to Expenses and Liabilities
                            (included as Exhibit C to Exhibit 4.5).(1)
          5.1            -- Opinion of Jones & Keller, P.C.(1)
          5.2            -- Opinion of Richards, Layton & Finger, P.A.(1)
          8.1            -- Opinion of Jones & Keller, P.C., as to certain tax
                            matters.(1)
         10.1            -- Employment Agreement between Team Financial, Inc.
and
                            Robert J. Weatherbie dated January 1, 2001.(1)
         10.2            -- Employment Agreement between Team Financial, Inc.
and
                            Michael L. Gibson dated January 1, 2001.(1)
         10.3            -- Employment Agreement between Team Financial, Inc.
and
                            Rick P. Bartley dated January 1, 2001.(1)
         10.4            -- Laser Pro License and Maintenance Agreement between
Miami
                            County National Bank (now TeamBank N.A.) and CFI
Bankers
                            Service Group, Inc. dated March 17, 1999.(3)
         10.5            -- Data Processing Services Agreement between Team
                            Financial, Inc. and Metavante Corporation dated
March 1,
                            2001.(1)
         10.6            -- 401K Plan of Team Financial, Inc. 401(k) Trust,
effective
                            January 1, 1999 and administered by Nationwide Life
                            Insurance Company.(3)
         10.7-10.10      -- Exhibit numbers intentionally not used.
         10.11           -- Team Financial, Inc. Employee Stock Ownership Plan
                            Summary.(3)
         10.12           -- Team Financial, Inc. 1999 Stock Incentive Plan.(3)
         10.13           -- Rights Agreement between Team Financial, Inc. and
                            American Securities Transfer & Trust, Inc. dated
June 3,
                            1999.(3)

        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.14           -- Team Financial, Inc. -- Employee Stock Purchase
Plan.(3)
         10.15           -- Loan agreement between Team Financial, Inc. and
                            Mercantile Bank dated December 3, 1999.(4)
         10.16           -- Acquisition Agreement and Plan of Merger by and
among
                            Team Financial, Inc., Team Financial Acquisition
                            Subsidiary, Inc. and Post Bancorp, Inc. dated April
30,
                            2001 and Amendment dated July 25, 2001.(5)
         11.1            -- Statement regarding Computation of per share
                            earnings -- see consolidated financial statements.
         12.1            -- Calculation of ratios of earnings to fixed
charges.(1)
         21              -- Subsidiaries of Team Financial, Inc.(1)
         23.1            -- Consent of KPMG LLP.(1)
         23.2            -- Consent of Richey May & Co.(1)
         23.3            -- Consent of Jones & Keller, P.C. (included in
opinions
                            filed as Exhibits 5.1 and 8.1).
         23.4            -- Consent of Richards, Layton & Finger, P.A. (included
in
                            opinion filed as Exhibit 5.2).
         24.1            -- Powers of Attorney (included as part of signature
pages).
         25.1            -- Form T-1 Statement of Eligibility under the Trust
                            Indenture Act of 1939, as amended, of Wilmington
Trust
                            Company, as trustee under the Indenture.(1)
         25.2            -- Form T-1 Statement of Eligibility under the Trust
                            Indenture Act of 1939, as amended, of Wilmington
Trust
                            Company, as trustee under the Trust Agreement.(1)
         25.3            -- Form T-1 Statement of Eligibility under the Trust
                            Indenture Act of 1939, as amended, of Wilmington
Trust
                            Company, as trustee under the Guarantee
Agreement.(1)


---------------

(1) Previously filed.

(2) Filed with the Form 8-K/A dated December 30, 1999 (File No. 000-26335) and incorporated herein by reference.

(3) Filed under the same exhibit number with the Registration Statement on Form S-1, as amended, (Registration Statement No. 333-76163) and incorporated herein by reference.

(4) Filed with the Quarterly Report on Form 10-Q for the period ended September 30, 2000 (File No. 000-26335) and incorporated herein by reference.

(5) Filed herewith.

ITEM 17. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, Team has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Team of expenses incurred or paid by a director, officer or controlling person of Team in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Team will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     Team hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Team hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by Team pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Team Financial Capital Trust I has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on August 3, 2001.


                                            TEAM FINANCIAL CAPITAL TRUST I
                                            By: TEAM FINANCIAL, INC., as
                                            Depositor

                                            By:  /s/ ROBERT J. WEATHERBIE
                                              ----------------------------------
                                                     Robert J. Weatherbie
                                                 Chief Executive Officer and
                                                    Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, Team Financial, Inc. has duly caused this amendment no. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado, on August 3, 2001.


                                            TEAM FINANCIAL, INC.

                                            By:  /s/ ROBERT J. WEATHERBIE
                                              ----------------------------------
                                                     Robert J. Weatherbie
                                                 Chief Executive Officer and
                                                    Chairman of the Board


     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 2 to registration statement has been signed by the following persons in the capacities indicated on August 3, 2001.


                        NAME                                               TITLE
                        ----                                               -----

              /s/ ROBERT J. WEATHERBIE                 Chairman of the Board,
Chief Executive Officer
-----------------------------------------------------
                Robert J. Weatherbie

                /s/ MICHAEL L. GIBSON                             Chief
Financial Officer
-----------------------------------------------------
                  Michael L. Gibson

              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                  Carolyn S. Jacobs

              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                    Neil Blakeman

                        NAME                                               TITLE
                        ----                                               -----
              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                 Denis A. Kurtenbach

              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                   Glen E. Gilpin

              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                R.G. (Gary) Kilkenny

              /s/ ROBERT J. WEATHERBIE
Director
-----------------------------------------------------
                Robert J. Weatherbie
                Attorney-in-Fact for
                  Montie K. Taylor

                               INDEX TO EXHIBITS


        EXHIBIT
         NUMBER                                  DESCRIPTION
        -------                                  -----------
         10.16           -- Acquisition Agreement and Plan of Merger by and
among
                            Team Financial, Inc., Team Financial Acquisition
                            Subsidiary, Inc. and Post Bancorp, Inc. dated April
30,
                            2001 and Amendment dated July 25, 2001.